Exhibit 99.1

Grayscale's Intentions for a Bitcoin ETF

In recent months there’s been a growing number of questions around the possibility of a Bitcoin ETF in the US, and we’d like to take the opportunity to provide clarity and context on what such a development would mean at Grayscale and for Grayscale® Bitcoin Trust (Symbol: GBTC).

First and foremost we wish to make clear: we are 100% committed to converting GBTC into an ETF.

In 2013, Grayscale launched GBTC and pioneered the model of providing investors with exposure to digital assets in the form of a security without the challenges of buying, storing, and safekeeping digital assets.

With GBTC, Grayscale became the first company to launch a publicly traded-Bitcoin fund in the U.S. and the first and only to convert a Bitcoin fund into an SEC-reporting company. These were each groundbreaking achievements and brought greater transparency, regulatory clarity, and reporting standards for the investment community. In fact, GBTC today remains one of only two crypto funds in the world with the distinction of being an SEC-reporting company. The other fund is the Grayscale® Ethereum Trust (Symbol: ETHE).

Although only GBTC and ETHE are currently SEC-reporting companies, Grayscale uses the same business model for all of our existing products:

Each Grayscale product is at various stages of this lifecycle and our intention has always been to convert these products into an ETF when permissible.1

We understand that for many, the public discourse around ETFs may seem novel and impactful, but this is a subject that Grayscale has been examining closely from both a commercial and regulatory perspective for several years.

Grayscale first submitted an application for a Bitcoin ETF in 2016 and spent the better part of 2017 in conversations with the SEC. Ultimately, we withdrew our application because we believed the regulatory environment for digital assets had not advanced to the point where such a product could successfully be brought to market.

While several firms have submitted Bitcoin ETF applications in the form of an S-1 or 19b-4 to the SEC, we are confident in our current positioning and engagement with the SEC.

Today, we remain committed to converting GBTC into an ETF although the timing will be driven by the regulatory environment. When GBTC converts to an ETF, shareholders of publicly-traded GBTC shares will not need to take action and the management fee will be reduced accordingly.

GBTC is the largest and most liquid Bitcoin investment product in the world. The size, liquidity, regulatory status, and track record distinguish GBTC from any other products in the world. In fact, compared with global commodity exchange-traded products, GBTC would today rank second with $34 billion in AUM, behind only SPDR Gold Trust (Symbol: GLD) and third with $2.6 billion in weekly volume, behind only GLD and iShares Silver Trust (Symbol: SLV).

1Grayscale intends to attempt to have shares of all its products quoted on a secondary market, however there is no guarantee that we will be successful in doing so. Although certain products have been approved for trading on a secondary market, investors in other Grayscale products should not assume that such products will ever obtain an approval due to a variety of factors, including primarily regulatory considerations. As a result, shareholders of such non-public products should be prepared to bear the risk of investment indefinitely.

The digital asset market is developing and maturing every day, and while this may bring new challenges, it’s never been more exciting to be a part of this industry. Grayscale is as committed as ever to expanding access to digital currencies and offering investors more opportunities to invest in this asset class. Our eyes are focused on the long term, and we thank you for your continued support.

Disclaimer

This blog post is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This blog post contains “forward-looking statements” with respect to the future performance and business of GBTC. Statements preceded by, followed by or that include words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other similar expressions are intended to identify some of the forward-looking statements. All statements (other than statements of historical fact) included in this post that address activities, events or developments that will or may occur in the future, including such matters as changes in market prices and conditions, GBTC’s operations, the plans of Grayscale Investments and references to GBTC’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially from such statements. These statements are based upon certain assumptions and analyses Grayscale Investments has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to Grayscale Investments’ expectations and predictions, however, is subject to a number of risks and uncertainties, including, but not limited to, those described in “Item 1A. Risk Factors” in GBTC’s Annual Report on Form 10-K. Forward-looking statements are made based on Grayscale Investments’ beliefs, estimates and opinions on the date the statements are made and neither GBTC or Grayscale Investments is under a duty or undertakes an obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, other than as required by applicable laws. Investors are therefore cautioned against relying on forward-looking statements.